State of Idaho

Department of State.

CERTIFICATE OF INCORPORATION

JAS. H. YOUNG
I, ~~IRA H. MASTERS~~, Secretary of State of the State of Idaho, and legal custodian of the corporation records of the State of Idaho, do hereby certify that the original of the articles of incorporation of

ABOT MINING COMPANY

was filed in the office of the Secretary of State on the 11th *day of* February *A.D. One Thousand Nine Hundred* Fifty-seven *and duly recorded on Film No.* 97 *of Record of Domestic Corporations, of the State of Idaho, and that the said articles contain the statement of facts required by Section 30-103, Idaho Code.*

I FURTHER CERTIFY, That the persons executing the articles and their associates and successors are hereby constituted a corporation, by the name hereinbefore stated, for Perpetual existence *from the date hereof, with its registered office in this State located at* Wallace *in the County of* Shoshone

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State.

Done at Boise City, the Capital of Idaho, this 11th *day of* February *A.D., 19*57 .

Secretary of State.

Domestic

ARTICLES OF INCORPORATION

of the

ABOT MINING COMPANY

KNOW ALL MEN BY THESE PRESENTS, That we, the undersigned citizens of the United States of America, each over the age of twenty-one years, do hereby voluntarily associate ourselves together for the purpose of forming a domestic corporation under and by virtue of the laws of the State of Idaho, and we do hereby make, sign, acknowledge and file these Articles of Incorporation as follows:

I.

That the name of this corporation is and shall be

ABOT MINING COMPANY.

II.

The purposes for which this corporation is formed are:

To acquire by appropriation, discovery, location, lease, license, grant, bond, option, devise, purchase, agreement or otherwise, and to hold, own, possess, enjoy, develop, mine, work, operate and exploit gold, silver, lead, zinc, copper and any other lode or placer mines or deposits, tunnels, mining and tunneling property, and any right, title or interest therein, and also such lands, mills, mill sites, tunnel sites, buildings, constructions, plants, appliances, equipments, fixtures, machinery, discoveries, improvements, inventions, patents, patent rights, dumps and dump rights, ditches, flumes, pipes and pipe lines, reservoirs, water, ditch and reservoir rights or priorities, railways, tramways, right-of-way easements,

appurtenances, privileges, franchises and other property rights, real or personal, as may be deemed by the Directors for the time being of said corporation to be necessary or desirable for the practical working, development, mining, exploitation or enjoyment of all or any of the corporation's property, acquired or to be acquired.

To purchase, construct, lease or otherwise acquire, operate, maintain and repair milling, concentration, reduction, smelting, refining works for the treatment, reduction, smelting or refining, for hire or otherwise, of metalliferous or other ores, and the extraction or concentration of the metals contained therein.

To purchase, erect, lease or otherwise acquire, maintain and operate buildings, machinery, constructions, works and plants for the sampling and treatment of metalliferous or other ores. To buy, reduce, smelt, mill, sell and generally deal in all kinds of ores, concentrates, tailings, mill or smelter products, bullion, metals and minerals, either on its own account or on commission or otherwise for other persons or corporations.

To acquire by appropriation, location, purchase, lease or otherwise, water and water rights, ditches and ditch rights and water priorities and apply the same to beneficial uses, and to purchase or construct, operate and maintain ditches and flumes for the distribution of water for irrigation, sanitary, domestic and other uses.

To acquire by location, lease, contract, grant, purchase, conveyance or otherwise, and to own, hold, possess and enjoy any rights, title or interest in or to any lands, tenements, hereditaments, appurtenances, mill sites, water or ditch rights, rights-of-way, franchises, easements or other property, real or personal incident, necessary or desirable in the opera-

tion of milling plants or machinery for the smelting, reducing, refining or treatment of ores or minerals, or the extraction of any ore or mineral therefrom or from any object of operation referred to herein.

To purchase, construct, lease or otherwise acquire and operate and maintain buildings, constructions, flumes, machinery, appliances, equipments, fixtures, easements and appurtenances for generating electricity for lighting and the distribution of power and for other purposes.

To maintain transmission lines for the purpose of distributing electricity; to furnish electricity for power and lighting purposes; to sell, deliver and distribute the same and to maintain, equip, hold, own, possess and enjoy all appliances incident or necessary thereto.

To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares, and merchandise, and real and personal property of every class and description.

To acquire, and pay for in cash, stocks or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liability of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses, and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, country, nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership.

To issue bonds, debentures or obligations of this corporation from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed or trust, or otherwise.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided, further, that shares of its own capital stock belonging to it shall not be voted directly or indirectly.

To have one or more officers, to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories, colonies or possessions of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony, Possession or Country.

In general, to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Idaho upon corporations formed under the laws of said State,

and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.

III.

The corporate existence of this Corporation shall be perpetual.

IV.

That the registered office and the principal place where the business of said corporation is to be transacted is in the City of Wallace, County of Shoshone, State of Idaho.

V.

That the amount of capital stock of this corporation shall be ONE MILLION DOLLARS ($1,000,000.00) divided into TEN MILLION SHARES (10,000,000) of the par value of 10 cents each.

VI.

The corporate powers of this Corporation shall be vested in a Board of Directors which shall consist of at least five and not more than nine Directors, as may be determined from time to time by the By-Laws.

VII.

The capital stock of this corporation shall be common stock, all of which stock is assessable.

VIII.

Names, Postoffice Address and Number of Shares subscribed by each of the incorporators is as follows:

Names:	Postoffice Address:	Shares:
Henry L. Day	Wallace, Idaho	100
Wray D. Farmin	Spokane, Washington	100
Roy W. Anno	Wallace, Idaho	100
L. J. Randall	Wallace, Idaho	100
Leo G. Kraemer	Wallace, Idaho	100

IX.

In addition to the power conferred upon the shareholders by law to make, amend or repeal the By-Laws, the Directors shall have the power to repeal and amend the By-Laws, and adopt new By-Laws, but such powers may be exercised only by a majority of the whole Board of Directors.

X.

A director or officer of the Corporation shall not, in the absence of actual fraud be disqualified by his office from dealing or contracting with the Corporation, either as vendor, purchaser or otherwise; and, in the absence of actual fraud, no transaction or contract of the Corporation shall be void or voidable by reason of the fact that any Director or officer or any firm of which any Director or officer is a shareholder, officer or Director, is in any way interested in such transaction or contract; provided such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of the majority of a quorum of the Board of Directors or of the Executive Committee, if any, counting in for the purpose of determining the existence of such majority or quorum any Director when present who is so interested or who is a member of a firm so interested or who is a shareholder, officer or Director of a corporation so interested; or (2) at a stockholders' meeting by a vote of the majority of the shares of stock of the Corporation represented at such meeting and then entitled to vote, or (3) by writing or writings signed by a majority of the outstanding shares of stock of the Corporation then entitled to vote or by writing or writings signed by a majority of such holders, which shall have the same force and effect as though such authorization, ratification or approval were made by all the stockholders; and no Director or officer

shall be liable to account to the Corporation for any profits realized by him from or through any such transaction or contract of the Corporation authorized, ratified or approved as aforesaid, by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction. Nothing in this paragraph contained shall create any liability in the events above mentioned, or prevent the authorization, ratification or approval of such contracts or transactions in any other manner permitted by law, or invalidate or make voidable any contract or transaction which would be valid without reference to the provisions of this paragraph.

IN WITNESS WHEREOF, we have hereunto set our hands and seals as of this 6th day of February, 1957.

Henry L. Day

Henry L. Day

Wray D. Farmin

Wray D. Farmin

Roy W. Anno

Roy W. Anno

L. J. Randall

L. J. Randall

Leo G. Kraemer

Leo G. Kraemer

STATE OF IDAHO)
) ss.
County of Shoshone)

On this 6th day of February, 1957, before me, the undersigned Notary Public in and for the State of Idaho, personally appeared HENRY L. DAY, ROY W. ANNO, L. J. RANDALL and LEO G. KRAEMER, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year in this certificate first above written.

James P. Keane
Notary Public in and for the State of Idaho, Residing in Wallace, Idaho

STATE OF WASHINGTON)
) ss.
County of Spokane)

On this 4 day of February, 1957, before me, the undersigned Notary Public in and for the State of Washington, personally appeared WRAY D. FARMIN, known to me to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year in this certificate first above written.

E.B. Murray
Notary Public in and for the State of Washington, Residing Spokane